Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 2, dated February 11, 2016 (“Amendment No. 2”), to the Schedule 13G previously filed on February 14, 2014 (the “Original Schedule 13G”) with respect to the ordinary shares, par value $0.01 per share, of Quintiles IMS Holdings, Inc. is, and any subsequent amendments to the Original Schedule 13G executed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and this Joint Filing Agreement (this “Agreement”) shall be included as an exhibit to Amendment No. 2 and each such subsequent amendment to the Original Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of any subsequent amendments to the Original Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 11th day of February, 2016.

DENNIS B. GILLINGS, CBE

By:	/s/ Dennis B. Gillings
Name:	Dennis B. Gillings, CBE

MIREILLE GILLINGS, PH.D.

By:	/s/ Mireille Gillings
Name:	Mireille Gillings, Ph.D.

SUSAN GILLINGS GROSS

By:	/s/ Susan Gillings Gross
Name:	Susan Gillings Gross

GF INVESTMENT ASSOCIATES LP
By: GF Association LLC, its general partner

By:	/s/ Susan Gillings Gross
Name:	Susan Gillings Gross
Title:	Sole Manager

GFEF LIMITED PARTNERSHIP

By:	/s/ Dennis B. Gillings
Name:	Dennis B. Gillings
Title:	General Partner

DENNIS & MIREILLE GILLINGS FOUNDATION

By:	/s/ Dennis B. Gillings
Name:	Dennis B. Gillings
Title:	President